CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-201440) pertaining to the Fiat Chrysler Automobiles N.V. Equity Incentive Plan and the Fiat Chrysler Automobiles N.V. Remuneration Policy of Fiat Chrysler Automobiles N.V. of our report dated February 22, 2016, with respect to the consolidated financial statements of FCA Bank S.p.A. (formerly FGA Capital S.p.A.) for the year ended December 31, 2015 included in this Amendment to the Annual Report on Form 20-F (Form 20-F/A - Amendment No.1) for the year ended December 31, 2016.

/s/ Ernst & Young S.p.A.

(formerly Reconta Ernst & Young S.p.A.)

Turin, Italy

March 14, 2017